EXHIBIT A

Schedule 4 to Services Agreement

A. Fee Schedule

Annual Base Complex Fee for VI Funds (Includes up to 12 CUSIPS)	$63,000
Annual Per CUSIP Annual Fee (For more CUSIPS in excess of 12)	$5,250
Annual Per Account Fee (Waived for first 1,000 accounts)	$20.00

B. Out-of-Pocket Expenses and Miscellaneous Chantes

I.	Other Fees:

a.	Ad hoc reporting fees, at the rate of $150 per hour;

b.	Fees for managing and overseeing the report, print, mail and digital media functions performed by FIS using third-party vendors [set forth details], according to rates agreed in writing;

c.

A fee for managing and overseeing the report, print and mail functions performed by FIS’ third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

d.	Fees and expenses associated with providing “AML Services;”

e.	System development fees and all systems-related expenses associated with the provision of special reports and services, according to rates agreed in writing;

f.	Fees for development of any custom interfaces, according to rates agreed in writing.

II.

Expenses: Client agrees to reimburse FIS for all of its actual out-of-pocket expenses reasonably incurred in providing the Services. These shall include, for example and without limitation, the following:

a.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with Client and Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Investors incident to the performance of the Services;

b.	The cost of microfilm or microfiche of records or other electronic storage of Client records and other materials;

c.	All freight and other delivery and bonding expenses incurred in delivering materials to and from Client or- Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Investors;

d.

All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to documents and Reports prepared for Client or Client’s Governing Body, Intermediaries, Investment Adviser(s), Custodian(s), Investors or applicable regulators incident to the performance of the Services;

e.

Expenses, fees or costs charged by financial intermediaries related to the maintenance of deposit or related accounts and the processing of money transfers or checks incident to the performance of the Services;

f.	Sales, VAT and other applicable taxes or governmental charges, excluding taxes (if any) assessed against FIS related to its income or assets;

g.

Reasonable travel and lodging expenses incurred by representatives of FIS incident to attending meetings of Client’s Governing Body, if such attendance is requested by Client or agreed upon by the parties;

h.

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

i.	Audit related expenses incurred in the production of SOC 1 or other audit related reporting; and

j.	Any other expenses incurred at the written direction of an Authorized Person of Client.

III.

Annual Fee Increases: Commencing on the one-year anniversary of the Effective Date and annually thereafter, FIS may annually increase the Fees in this Agreement by an amount not to exceed 3.5%. Such increase requires 90 days written notice prior to implementation.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND                 OF FUNDS TRUST

By: /s/ Brian Muench

Name:    Brian Muench

Title:        President

Date:        11/14/17

FIS INVESTOR SERVICES LLC

By: /s/ Fred Naddoff

Name:    Fredd Naddoff

Title:        Chief Operating Officer

Date:            11/15/17

AMENDMENT NO. 1 TO TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of November 14, 2017, 2017 (“Amendment Effective Date”), between Allianz Variable Insurance Products Fund of Funds Trust (the “Client”) and FIS Investor Services, LLC (successor -in-interest to Citi Fund Services Ohio, Inc., “Service Provider”), to that certain Transfer Agency Services Agreement, dated April 1, 2015, between the Client and Service Provider (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except that all references in the Agreement to ‘‘Citi” shall be read as references to “FIS”.

WHEREAS, Service Provider desires to extend the term of the Agreement and update the fees and expenses schedule, thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Term. As of the Amendment Effective Date, the Agreement is hereby extended until March 31, 2021 (the “Initial Term”).

2.	Fee Schedule. As of the Amendment Effective Date, Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the contents of the attached, Exhibit A.

3.	Representations and Warranties.

(a)     The Client represents that it has full power and authority to enter into and perform -this Amendment and that it has provided this Amendment to the Board.

(b)    Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)    Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)    This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

AMENDMENT NO. 2

TO TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is dated as of October 30, 2020 between Allianz Variable Insurance Products Fund of Funds Trust (the “Client”) and FIS Investor Services LLC, successor-in-interest to Citi Fund Services Ohio, Inc. (“Service Provider”) to that certain Transfer Agency Services Agreement dated April 1, 2015 between the Client and Service Provider, as amended by Amendment No. 1 thereto dated as of November 14, 2017 (as amended, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement except that all references in the Agreement to Citi shall be read as references to FIS Investor Services LLC.

WHEREAS, Client desires to extend the term of the Agreement, which currently extends until March 31, 2021, and update the fees and expenses schedule thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.

Term. As of the date hereof, the Agreement is extended until March 31, 2024 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to section 10B of the Agreement, the term of the Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”).

2.	Fee Schedule. As of April 1, 2021 (the “Amendment Effective Date”), Schedule 4 of the Agreement shall be deleted in its entirety and replaced with the contents of the attached Exhibit A.
3.	Representations and Warranties.
a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.
b.	Service Provider for represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

a.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.

Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

EXHIBIT A

Schedule 4 to Transfer Agency Services Agreement

A.	Fee Schedule

Annual Base Complex Fee for VI Funds (Includes up to 15 CUSIPS)	$65,000

Annual Per CUSIP Annual Fee (For more CUSIPS in excess of 15)	$5,000

Annual Per Account Fee (Waived for first 1,000 accounts)	$20.00

B.	Out-of-Pocket Expenses and Miscellaneous Charges

I.	Other Fees:

a.        Ad hoc reporting fees, at the rate of $150 per hour;

b.        Fees for managing and overseeing the report, print, mail and digital media functions performed by Service Provider using third-party vendors, according to rates agreed in writing;

c.        A fee for managing and overseeing the report, print and mail functions performed by FIS’ third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

d.        Fees and expenses associated with providing “AML Services;”

e.        System development fees and all systems-related expenses associated with the provision of special reports and services, according to rates agreed in writing;

f.        Fees for development of any custom interfaces, according to rates agreed in writing.

II.    Expenses: Client agrees to reimburse Service Provider for all its actual out-of-pocket expenses reasonably incurred in providing the Services. These shall include, for example and without limitation, the following:

a.        All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with Client and Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Investors incident to the performance of the Services;

b.        The cost of microfilm or microfiche of records or other electronic storage of Client records and other materials;

c.        All freight and other delivery and bonding expenses incurred in delivering materials to and from Client or Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Investors;

d.        All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to documents and Reports prepared for Client or Client’s Governing Body, Intermediaries, Investment Adviser(s), Custodian(s), Investors or applicable regulators incident to the performance of the Services;

e.        Expenses, fees or costs charged by financial intermediaries related to the maintenance of deposit or related accounts and the processing of money transfers or checks incident to the performance of the Services;

f.        Sales, VAT and other applicable taxes or governmental charges, excluding taxes (if any) assessed against Service Provider related to its income or assets;

g.        Reasonable travel and lodging expenses incurred by representatives of Service Provider incident to attending meetings of Client’s Governing Body, if such attendance is requested by Client or agreed upon by the parties;

h.        Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

i.        Audit related expenses incurred in the production of SOC 1 or other audit related reporting; and

j.        Any other expenses incurred at the written direction of an Authorized Person of Client.

III. Annual Fee Increases: Commencing on the one-year anniversary of the Amendment Effective Date and annually thereafter, Service Provider may annually increase the Fees set forth in the Fee Schedule above by an amount not to exceed 3.5%. Such increase requires 90 days written notice prior to implementation.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By:

Name:	Brian Muench

Title:	President

Date:	November 16, 2020

FIS INVESTOR SERVICES LLC

By:

Name:	Kunjan Patel

Title:	Contract Valuation Analyst

Date:	November 17, 2020 | 15:25 EST